Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-169119

January 17, 2013

SBV iPath® Exchange Traded Notes iPath® Pure Beta S&P GSCI®-Weighted ETN Note Description The iPath® Pure Beta S&P GSCI®-Weighted ETN is designed to provide investors with exposure to the Barclays Pure Beta Series-2 Total Return Index. Index Description The Barclays Pure Beta Series-2 Total Return Index (the “Index”) is comprised of a basket of exchange traded futures contracts and reflects the returns potentially available through an unleveraged investment in futures contracts on the physical commodities comprising the S&P GSCI® Total Return Index. For each commodity, the Index may roll into one of a number of futures contracts with varying expiration dates, as selected using the Barclays Pure Beta Series 2 Methodology. Note Details Ticker SBV Intraday Indicative Value Ticker SBV.IV CUSIP 06740P122 ISIN US06740P1223 Primary exchange NYSE Arca Yearly fee1 0.75% Futures execution cost 0.10% Inception date 4/20/2011 Maturity date 4/18/2041 Issuer Barclays Bank PLC Callable ETN Yes Index Details Index name Barclays Pure Beta Series-2 TR Composition Futures on commodities basket Number of components 24 Bloomberg Index ticker BCC2C1PT Inception date 10/30/2009 Base value and date 100 as of 12/30/1999 Index sponsor Barclays Cumulative Index Return2 8% 0% -8% -15% -23% -30% Apr 11 Jun 11 Aug 11 Oct 11 Dec 11 Feb 12 Apr 12 Jun 12 Aug 12 Barclays Pure Beta Series-2 TR Source: Barclays (based on daily returns 04/11-9/12 since Note inception date). Index returns are for illustrative purposes only and do not represent actual iPath ETN performance. Index performance returns do not reflect any management fees, transaction costs or expenses. Indexes are unmanaged and one cannot invest directly in an index. Past performance does not guarantee future results. For current Index and iPath ETN performance, go to www.iPathETN.com. Index Composition Energy 68.13% Agriculture 16.76% Industrial Metals 6.53% Livestock 4.40% Precious Metals 3.73% Source: Barclays, as of 9/30/2012. Index composition is subject to change. 1 The investor fee is equal to the Yearly Fee times the principal amount of your securities times the index factor, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to the Yearly Fee times the principal amount of your securities times the index factor on that day (or, if such day is not a trading day, the index factor on the immediately preceding trading day) divided by 365. The index factor on any given day will be equal to the closing value of the index on that day divided by the initial index level. The initial index level is the closing value of the index on the inception date of the securities. Page 1 of 3 BARCLAYS

SBV Annualized Performance, Standard Deviation And Correlation History 3-month 6-month 1-Year 3-Year 5-Year Standard Index Return % Return % Return % Return % Return % Deviation % Correlations4 Annualized Annualized Annualized Annualized3 Barclays Pure Beta Series-2 TR 10.41 -3.31 11.45 n/a n/a 2.51 1.00 S&P 500® 6.35 3.43 30.20 13.20 1.05 2.29 0.65 MSCI EAFE Index 6.92 -0.70 13.75 2.12 -5.24 2.87 0.60 MSCI Emerging Markets IndexSM 7.74 -1.84 16.93 5.63 -1.28 3.08 0.55 Barclays U.S. Aggregate Bond Index 1.58 3.68 5.16 6.19 6.53 0.39 -0.33 Dow Jones-UBS Commodity Index Total ReturnSM 9.69 4.70 5.99 5.26 -3.03 2.25 0.89 Source: BlackRock, Barclays, S&P Dow Jones Indices, LLC, MSCI and Dow Jones Opco LLC, as of 9/30/2012. Index returns are for illustrative purposes only and do not represent actual iPath ETN performance. Index performance returns do not reflect any management fees, transaction costs or expenses. Indexes are unmanaged and one cannot invest directly in an index. Past performance does not guarantee future results. For current Index and iPath ETN performance, go to www.iPathETN.com. Standard deviation is a measure of variability from the expected value. Standard Deviation % Annualized is based on monthly returns for 9/11-9/12, and describes how the annual returns in a given annual period are likely to differ from average annualized returns. Because the Standard Deviation % Annualized is based on historical data, it may not predict variability in annualized performance of the ETNs in the future. Source: BlackRock, Barclays Correlations based on weekly returns for 9/11-9/12. Correlation is the term used to describe the statistical relationship between two or more quantities or variables. Perfectly correlated assets will have a correlation coefficient of one, while the correlation coefficient will be zero when returns on two assets are completely independent. Source: BlackRock, Barclays Selected Risk Considerations An investment in the iPath ETNs described herein (the “ETNs”) involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” in the applicable prospectus supplement and pricing supplement. You May Lose Some or All of Your Principal: The ETNs are exposed to any decrease in the level of the underlying index between the inception date and the applicable valuation date. Additionally, if the level of the underlying index is insufficient to offset the negative effect of the investor fee and other applicable costs, you will lose some or all of your investment at maturity or upon redemption, even if the value of such index has increased. Because the ETNs are subject to an investor fee and any other applicable costs, the return on the ETNs will always be lower than the total return on a direct investment in the index components. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Credit of Barclays Bank PLC: The ETNs are unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payment to be made on the ETNs, including any payment at maturity or upon redemption, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC will affect the market value, if any, of the ETNs prior to maturity or redemption. In addition, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the ETNs. Issuer Redemption: If specified in the applicable prospectus, Barclays Bank PLC will have the right to redeem or “call” a series of ETNs (in whole but not in part) at its sole discretion and without your consent on any trading day on or after the inception date until and including maturity. Barclays Pure Beta Series 2 Methodology: The Barclays Pure Beta Series 2 Methodology seeks to mitigate distortions in the commodities markets associated with investment flows and supply and demand distortions. However, there is no guarantee that the Pure Beta Series 2 Methodology will succeed in these objectives and an investment in the ETNs linked to indices using this methodology may underperform compared to an investment in a traditional commodity index linked to the same commodities. iP-SBV-I0912 Page 2 of 3

SBV Top Index Holdings Component Ticker Weight % Sector Crude Oil CL 29.39 ENERGY Crude CO 18.19 ENERGY Gas Oil QS 8.17 ENERGY Corn C 5.27 AGRICULTURE Heating Oil HO 5.23 ENERGY RBOB Gasoline Financial XB 4.90 ENERGY Wheat W 3.86 AGRICULTURE Copper LP 3.30 INDUSTRIAL METALS Gold GC 3.19 PRECIOUS METALS Soybean S 3.05 AGRICULTURE Source: Barclays, as of 9/30/2012. Index composition is subject to change. Market and Volatility Risk: The prices of physical commodities, including the commodities underlying the index components, can fluctuate widely due to supply and demand disruptions in major producing or consuming regions. Additionally, the market value of the ETNs may be influenced by many unpredictable factors including changes in supply and demand relationships, governmental policies and economic events. A Trading Market for the ETNs May Not Develop: Although the ETNs are listed on NYSE Arca, a trading market for the ETNs may not develop and the liquidity of the ETNs may be limited, as we are not required to maintain any listing of the ETNs. No Interest Payments from the ETNs: You may not receive any interest payments on the ETNs. Restrictions on the Minimum Number of ETNs and Date Restrictions for Redemptions: You must redeem at least 50,000 ETNs of the same series at one time in order to exercise your right to redeem your ETNs on any redemption date. You may only redeem your ETNs on a redemption date if we receive a notice of redemption from you by certain dates and times as set forth in the pricing supplement. Uncertain Tax Treatment: Significant aspects of the tax treatment of the ETNs are uncertain. You should consult your own tax advisor about your own tax situation. Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-764-7284, or you may request a copy from any other dealer participating in the offering. BlackRock Investments, LLC, assists in the promotion of the iPath ETNs. The ETNs may be sold throughout the day on the exchange through any brokerage account. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of ETNs. Each of the Barclays commodities indices referenced herein is a trademark of Barclays Bank PLC. © 2012 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, I0912 servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. iP-0627-1212 SBV - - iP Not FDIC Insured - No Bank Guarantee - May Lose Value 1-877-764-7284 www.ipathetn.com Page 3 of 3